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                                                                    EXHIBIT 99.1
                                                                    News Release
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                            United Bankshares, Inc.


For Immediate Release                   Contact: Steven E. Wilson (304) 424-8704
January 22, 2001


          United Bankshares, Inc. Announces Record Operating Earnings
                               For the Year 2000


     United Bankshares, Inc. (NASDAQ: UBSI), today reported record operating earnings for the year 2000 totaling $72.5 million excluding losses resulting from restructuring of the balance sheet and other one-time charges incurred during the fourth quarter. Net income for the year of 1999 totaled $70.2 million. Operating earnings per share for the year 2000 increased 7% from $1.61 in 1999 to a record $1.72 in 2000. Fourth quarter 2000 operating earnings, excluding the restructuring and other one-time charges, were $17.8 million or 43c per share compared to $17.6 million or 41c per share for the fourth quarter of 1999. Cash basis operating earnings per share were 44c and $1.77 for the quarter and year ended December 31, 2000, respectively.

     Results of the fourth quarter of 2000 include significant one-time charges. During the quarter, United announced that it had restructured its balance sheet by selling lower yielding, fixed rate securities which were carried as available for sale. Sales and write-downs of securities during the quarter resulted in a loss of $15 million ($10.1 million after-tax or 24c per diluted share). United recorded an additional provision for loan losses of approximately $1.1 million ($734 thousand after-tax or 2c per diluted share) due to a slowing economy. United also incurred litigation expense of $1.6 million ($1.1 million after-tax or 3c per diluted share) as a result of a building operating lease settlement. Other special and one-time charges, which related primarily to employee salary incentive and benefit plans, totaled approximately $2.4 million ($1.6 million after-tax or 3c per diluted share).

     United's key performance ratios remain strong. Operating earnings results for the year of 2000 produced a return on average assets of 1.47% and a return on average equity of 17.66%. Based on operating earnings performance for the fourth quarter, United achieved an annualized return on average assets of 1.45% and an annualized return on average equity of 16.50%.

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United Bankshares, Inc. Announces...
January 22, 2001
Page Two


On an operating cash basis, the annualized return on average tangible assets was 1.50% for the fourth quarter and 1.52% for the year of 2000 while the annualized return on average tangible equity was 18.74% and 20.12%, respectively for the same time periods in 2000. These key financial performance ratios are indicative of United's earnings strength. United continues to be one of the best performing regional banking companies in the nation.

     The fourth quarter dividend was 21c per share. The 2000 dividend of 84c represented the twenty-seventh consecutive year of dividend increases for United shareholders.

     Tax-equivalent interest income increased $4.0 million or 4.3% in the fourth quarter of 2000 and $26.0 million or 7.2% for the year of 2000 when compared to the same periods of 1999. Tax-equivalent net interest income remained relatively flat for the fourth quarter and year of 2000 when compared to the same periods of 1999 as increased deposit and funding costs resulting from six Federal Funds rate increases since mid 1999 offset the growth in interest income. United's tax-equivalent net interest margin was 4.03% and 4.11% for the fourth quarter and year of 2000, respectively, compared to 4.01% and 4.12% for the same time periods in 1999.

     United's asset quality is good, improving significantly over the past year despite economic pressures affecting the banking industry. Nonperforming loans were $12.8 million at December 31, 2000 as compared to $20.7 million at December 31, 1999. Nonperforming loans represented 0.26% of total assets at the end of the year 2000, as compared to 0.41% for United at year end 1999. Loans past due 90 days or more and nonaccrual loans decreased $3.7 million and $4.2 million, respectively during the twelve months of 2000. Total nonperforming assets of $15.0 million, including OREO of $2.1 million, represented 0.30% of total assets at December 31, 2000 as compared to 0.49% at December 31, 1999.

     For the quarters ended December 31, 2000 and 1999, the provision for loan losses was $4.9 million and $4.0 million, respectively, while the provision for the year was $15.7 million for 2000 as compared to $8.8 million for 1999. Total net charge-offs were $3.8 million in the fourth quarter of 2000 and $4.1 million during the same time period in 1999. Net charge-offs were $14.8 million for the year of 2000 as compared to net charge-offs of $8.4 million for the year of 1999. The increases in provision and net charge-offs for the year were primarily attributed to the addition to the loan portfolio as of October 1, 1999 of approximately $230 million of junior-lien mortgage loans previously classified as securities available for sale. The increased provision and charge-offs were offset by increased interest income recognized on the reclassified loans. At December 31, 2000, the balance of these junior-lien mortgage loans approximated $173 million. As of December 31, 2000, the allowance for loan losses was $40.5 million or 1.27% of loans, net of unearned income.
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United Bankshares, Inc. Announces...
January 22, 2001
Page Three


     Noninterest income, excluding securities gains and losses and mortgage banking results, increased 12% for the year of 2000 when compared to the year of 1999 while remaining relatively flat in the quarter-to-quarter comparison. These results were achieved primarily due to a combination of increased revenues from the deposit services area and the trust department. Fees from deposit services increased 13% for the year and the quarter over last year's respective results. Trust fees increased 17% during the year 2000 compared to the year 1999. Mortgage banking results declined from the previous year due to rising interest rates and a slowing economy. While mortgage loan origination activity fell only 5% or $67.4 million for the year of 2000 as compared to the same period in 1999, proceeds from sales of mortgage loans declined 21% or $302.4 million in the year of 2000 compared to last year.

     Noninterest expense, excluding one-time charges of $4.0 million recognized in the fourth quarter of 2000, decreased $4.5 million or 15% and $11.1 million or 9% for the quarter and year ended December 31, 2000, respectively, as compared to the same periods in 1999. Total salaries and benefits, excluding one-time charges, decreased by 16% or $2.4 million and 13% or $7.9 million for the fourth quarter and year of 2000, respectively when compared to the same periods of 1999. The decline was due mainly to lower sales activity in the mortgage banking segment as compensation and incentives for its personnel are significantly tied to activity levels. The operating efficiency ratio was a low 42.17% and 43.11% for the fourth quarter and year of 2000, respectively. This ratio compares very favorably to regional and national peer group banking companies.

     Total assets have declined $164.6 million or 3% since year end 1999 as United continued to optimize the size of its balance sheet. Total loans, including loans held for sale, grew $108.4 million or 3% for the year. Total deposits increased 4% or $130.5 million since year end 1999. United's total borrowed funds have decreased $311.4 million or 23% for the year. United repaid these borrowings to restructure the balance sheet to better manage interest rate risk. Shareholders' equity was $430.9 million and resulted in a book value per share of $10.32. United and its subsidiary banks are categorized as well capitalized based on the risk-based capital ratio, considerably exceeding the regulatory minimum requirement. These measures provide evidence that United's financial position is strong.

     United Bankshares, with $5 billion in assets, has 76 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".


This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.